Exhibit 10.3

MULTIPLE LINE PER RISK

EXCESS OF LOSS REINSURANCE AGREEMENT

UNITED PROPERTY AND CASUALTY INSURANCE COMPANY

St. Petersburg, Florida

EFFECTIVE:      June 1, 2009

EXPIRATION: June 1, 2010

MULTIPLE LINE PER RISK EXCESS OF LOSS REINSURANCE AGREEMENT

TABLE OF CONTENTS

ARTICLE	DESCRIPTION	PAGE

1	Business Covered	1
2	Cover	1
3	Term	2
4	Territory	3
5	Exclusions	3
6	Definitions	4
7	Net Retained Lines	7
8	Premium	7
9	Reinstatement	8
10	Notice of Loss and Loss Settlements	8
11	Salvage and Subrogation	8
12	Offset	8
13	Unauthorized Reinsurance	8
14	Taxes	10
15	Currency	10
16	Delay, Omission or Error	10
17	Access to Records	10
18	Arbitration	11
19	Service of Suit	11
20	Insolvency	13
21	Third Party Rights	14
22	Severability	14
23	Confidentiality	14
24	Entire Agreement	14
25	Law and Jurisdiction	14
26	Intermediary	14
27	Mode of Execution	15

Attachments:

Nuclear Incident Exclusion Clause - Physical Damage - Reinsurance - USA

Terrorism Exclusion Clause

A9CFHB013_4129074
June 4, 2009

MULTIPLE LINE PER RISK

EXCESS OF LOSS REINSURANCE AGREEMENT

(hereinafter referred to as the “Agreement”)

between

UNITED PROPERTY AND CASUALTY INSURANCE COMPANY

St. Petersburg, Florida

(hereinafter referred to as the “Company”)

and

the Subscribing Reinsurer(s) executing the

attached Interests and Liabilities Contract

(hereinafter referred to collectively as the “Reinsurer”)

ARTICLE 1 -- BUSINESS COVERED

This Agreement shall cover losses occurring during the term of this Agreement under policies, contracts and/or binders of insurance (hereinafter “Policies”), in force at the effective date hereof or issued or renewed during the term of this Agreement by or on behalf of the Company, subject to the terms, conditions and limitations hereinafter set forth and classified by the Company as Property and Casualty Business, including but not limited to Homeowners and Condominium Owners Policies, written in the State of Florida.

ARTICLE 2 -- RETENTION AND LIMIT

SECTION A: PROPERTY

As respects a loss arising out of Property Business, the Reinsurer will be liable in respect of each and every loss, each and every Risk, for the Ultimate Net Loss over and above an initial Ultimate Net Loss of $1,000,000 each and every loss, each and every Risk, subject to a limit of liability to the Reinsurer of $1,700,000 each and every loss, each and every Risk and further subject to a limit of liability to the Reinsurer of $1,700,000 each Loss Occurrence.

SECTION B: PROPERTY AND CASUALTY COMBINED

As respects a loss arising out of a combination of Property Business and Casualty Business, the Reinsurer will be liable in respect of each and every Loss Occurrence, irrespective of the number and kinds of insureds or Policies in respect of Casualty Business, and each and every risk, in respect of Property Business, for the Ultimate Net Loss over and above an initial Ultimate Net loss of $1,000,000 each and every Loss Occurrence, subject to a limit of liability to the Reinsurer of $2,200,000 each and every loss Occurrence.

In the event of a combined Property and Casualty Loss under Section B., for purposes of this Agreement, Casualty losses will be included as Ultimate Net Loss but only within the Company’s retention and will not be recoverable hereunder.

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It is warranted for purposes of this Agreement that the maximum Policy limit as respects Casualty Business is $500,000. Any amounts greater than this maximum limit will be reinsured elsewhere or so deemed.

The Company shall be the sole judge as to what constitutes one risk.

ARTICLE 3 -- TERM

This Agreement shall become effective at 12:01 a.m., Local Standard Time at the location of the risk, June 1, 2009, and shall apply to losses arising out of Loss Occurrences commencing at or after that time and date, and shall remain in full force and effect until 12:01 Local Standard Time at the location of the risk, June 1, 2010.

In the event that this Agreement is not renewed and at the Company’s option, run-off coverage shall be provided for all Policies in force at the date of non renewal until their natural expiry date. Should the Company elect to purchase such run-off coverage, the premium for this run-off period shall be calculated in accordance with the PREMIUM ARTICLE.

Furthermore, with effect from 12:01 a.m. Local Standard Time at the location of the risk, June 1, 2009, the Company may terminate or reduce a subscribing reinsurer’s percentage share in this Agreement at any time by giving prior written notice to the subscribing reinsurer by certified mail in the event of any of the following:

1)	The subscribing reinsurer’s policyholders’ surplus falls by 20% or more; or

2)	A State Insurance Department or other legal authority orders the subscribing reinsurer to ceasing writing business;

3)

The subscribing reinsurer has become insolvent or has been placed into liquidation or receivership (whether voluntary or involuntary), or there has been instituted against it proceedings for the appointment of a receiver, liquidator, rehabilitator, conservator, or trustee in bankruptcy, or other agent known by whatever name, to take possession of its assets or control of its operation; or

4)	The subscribing reinsurer has become merged with, acquired or controlled by any company, corporation, or individual(s) not controlling the subscribing reinsurer’s operations previously; or

5)	The subscribing reinsurer’s A.M. Best or Standard and Poor’s rating is downgraded below A- or by two grades at one time, namely A++ to A or A+ to A-.

6)	The subscribing reinsurer ceases assuming new and renewal property treaty reinsurance business.

In the event the Company terminates or reduces a subscribing reinsurer’s percentage share in accordance with this paragraph, the termination or reduction will be effective for losses occurring on or after the date of the written notice to the subscribing reinsurer, and the premium due to the subscribing reinsurer for any reduced percentage share for the Agreement Year will be reduced on a pro rata basis for the portion of the Agreement Year which is unexpired as of that date. Any return premium owed by the subscribing reinsurer in accordance with such a termination or reduction shall be payable as promptly as possible but no later than 30 days following the effective date of reduction or termination. If a loss has been paid under this Agreement or a subscribing reinsurer’s share is terminated after November 30, 2009, then no such return premium shall be made.

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Should this Agreement expire while a loss covered hereunder is in progress, the Reinsurer shall be responsible for the loss in progress in the same manner and to the same extent it would have been responsible had the Agreement expired the day following the conclusion of the loss in progress.

ARTICLE 4 -- TERRITORY

This Agreement shall follow the territorial limits of the Company’s original Policies.

ARTICLE 5 -- EXCLUSIONS

This Agreement does not apply to and specifically excludes the following:

1.	All excess of loss reinsurance assumed by the Company.

2.	Reinsurance assumed by the Company under obligatory reinsurance agreements, except as respects the following:

a.

Agency reinsurance where the policies involved are to be re-underwritten in accordance with the underwriting standards of the Company and reissued as Company policies at the next anniversary or expiration date;

b.

Reinsurance assumed as a result of the depopulation of the Florida Residential Property and Casualty Joint Underwriting Association and/or any reinsurance assumed from private carriers as a result of depopulations.

3.	Financial guarantee and/or insolvency business.

4.	Third party liability and medical payments business, unless written as part of a Homeowners/Condominium Policy.

5.

All liability of the Company arising by contract, operation of law, or otherwise, from its participation or membership, whether voluntary or involuntary, in any insolvency fund. “Insolvency Fund” includes any guaranty fund, insolvency fund, plan, pool, association, fund or other arrangement, however denominated, established or governed, which provides for any assessment of or payment or assumption by the Company of part or all of any claim, debt, charge, fee or other obligation of an insurer, or its successors or assigns, which has been declared by any competent authority to be insolvent, or which is otherwise deemed unable to meet any claim, debt, charge, fee or other obligation in whole or in part.

6.	All Accident and Health, Fidelity, Surety, Boiler and Machinery, Workers’ Compensation and Credit business,

7.	All Ocean Marine business.

8.	Flood and/or earthquake when written as such.

9.	Difference in Conditions insurances and similar kinds of insurances, however styled, insofar as they may provide coverage for losses from the following causes:

a.

Flood, surface water, waves, tidal water or tidal waves, overflow of streams or other bodies of water or spray from any of the foregoing, all whether wind-driven or not, except when covering property in transit; or

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b.	Earthquake, landslide, subsidence or other earth movement or volcanic eruption, except when covering property in transit.

10.	Mortgage Impairment insurances and similar kinds of insurances, however styled.

11.	All Automobile Business.

12.	War Risks in accordance with the War exclusion clause of the original Policies.

13.

Loss and/or Damage and/or Costs and/or Expenses arising from seepage and/or pollution and/or contamination, other than contamination from smoke. Nevertheless, this exclusion does not preclude any payment of the cost of removal of debris of property damaged by a loss otherwise covered hereunder, subject always to a limit of 25% of the Company’s property loss under the applicable original Policy.

14.	Nuclear risks as defined in the “Nuclear Incident Exclusion Clause - Physical Damage Reinsurance” attached to and forming part of this Agreement.

15.	All liability arising out of mold, spores and/or fungus, but this exclusion shall not apply to those losses which follow as a direct result of a loss caused by a peril otherwise covered hereunder.

16.	Terrorism, in accordance with NMA2930b, attached hereto.

17.	Any loss, costs or expense arising directly or indirectly related to lead based paint.

ARTICLE 6 -- DEFINITIONS

A.

The term “Ultimate Net Loss” as used herein is defined as the sum or sums (including 90% of any Extra Contractual Obligations, 90% of any Loss In Excess of Policy Limits, and any Loss Adjustment Expenses as hereinafter defined) paid or payable by the Company in settlement of claims and in satisfaction of judgments rendered on account of such claims, after deduction of all salvage, all recoveries and all claims on inuring insurance or reinsurance, whether collectible or not. Nothing herein shall be construed to mean that losses under this Agreement are not recoverable until the Company’s Ultimate Net Loss has been ascertained.

B.

With respect to Property Business, the term “Loss Occurrence” shall mean the sum of all individual losses directly occasioned by any one disaster, accident or loss or series of disasters, accidents or losses arising out of one event which occurs within the area of one state of the United States or province of Canada and states or provinces contiguous thereto and to one another. However, the duration and extent of any one Loss Occurrence shall be limited to all individual losses sustained by the Company occurring during any period of 168 consecutive hours arising out of and directly occasioned by the same event except that the term Loss Occurrence shall be further defined as follows:

(i)

As regards windstorm, hail, tornado, hurricane, cyclone, including ensuing collapse and water damage, all individual losses sustained by the Company occurring during any period of 96 consecutive hours arising out of and directly occasioned by the same event.

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However, the event need not be limited to one state or province or states or provinces contiguous thereto.

(ii)

As regards riot, riot attending a strike, civil commotion, vandalism and malicious mischief, all individual losses sustained by the Company occurring during any period of 72 consecutive hours within the area of one municipality or county and the municipalities or counties contiguous thereto arising out of and directly occasioned by the same event. The maximum duration of 72 consecutive hours may be extended in respect of individual losses which occur beyond such 72 consecutive hours during the continued occupation of an insured’s premises by strikers, provided such occupation commenced during the aforesaid period.

(iii)

As regards earthquake (the epicenter of which need not necessarily be within the territorial confines referred to in the opening paragraph of this Article) and fire following directly occasioned by the earthquake, only those individual fire losses which commence during the period of 168 consecutive hours may be included in the Company’s Loss Occurrence.

(iv)

As regards freeze, only individual losses directly occasioned by collapse, breakage of glass and water damage (caused by bursting of frozen pipes and tanks) may be included in the Company’s Loss Occurrence.

For all Loss Occurrences, other than (ii) above, the Company may choose the date and time when any such period of consecutive hours commences provided that it is not earlier than the date and time of the occurrence of the first recorded individual loss sustained by the Company arising out of that disaster, accident or loss and provided that only one such period of 168 consecutive hours shall apply with respect to one event, except for any Loss Occurrence referred to in sub-paragraph (i) above where only one such period of 96 consecutive hours shall apply with respect to one event, regardless of the duration of the event.

As respects those Loss Occurrences referred to in (ii) above, if the disaster, accident or loss occasioned by the event is of greater duration than 72 consecutive hours, then the Company may divide that disaster, accident or loss into two or more Loss Occurrences provided no two periods overlap and no individual loss is included in more than one such period and provided that no period commences earlier than the date and time of the occurrence of the first recorded individual loss sustained by the Company arising out of that disaster, accident or loss.

No individual losses occasioned by an event that would be covered by 96 hours clauses may be included in any Loss Occurrence claimed under the 168 hours provision.

Losses directly or indirectly occasioned by:

(i)	loss of, alteration of, or damage to

or

(ii)	a reduction in the functionality, availability or operation of a computer system, hardware, program, software, data, information repository, microchip, integrated circuit or similar device in computer equipment or non-computer equipment, whether the property of the policyholder of the Company or not, do not in and of themselves constitute an event unless arising out of one or more of the following perils:

fire, lightning, explosion, aircraft or vehicle impact, falling objects, windstorm, hail, tornado, cyclone, hurricane, earthquake, volcano, tsunami, flood, freeze or weight of snow.

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C.

With respect to Casualty Business, the term “Loss Occurrence” as used in this Agreement shall mean each accident, casualty, disaster or loss, or series of accidents, casualties, disasters or losses, arising out of or caused by one event.

D.	The terms “Loss In Excess of Policy Limits” and “Extra Contractual Obligations” as used herein shall be defined as follows:

1.

“Loss In Excess of Policy Limits” shall mean any amount paid or payable by the Company in excess of its Policy limits, but otherwise within the terms of its Policy, as a result of an action against it by its insured or its insured’s assignee to recover damages the insured is legally obligated to pay because of the Company’s alleged or actual negligence or bad faith in rejecting a settlement within Policy limits, or in discharging its duty to defend or prepare the defense in the trial of an action against its insured, or in discharging its duty to prepare or prosecute an appeal consequent upon such an action.

2.

“Extra Contractual Obligations” shall mean any punitive, exemplary, compensatory or consequential damages, other than Loss In Excess of Policy Limits, paid or payable by the Company as a result of an action against it by its insured or its insured’s assignee, which action alleges negligence or bad faith on the part of the Company in handling a claim under a policy subject to this Agreement.

An Extra Contractual Obligation shall be deemed, in all circumstances, to have occurred on the same date as the loss covered or alleged to be covered under the Policy

Notwithstanding anything stated herein, this Agreement shall not apply to any Loss In Excess of Policy Limits or any Extra Contractual Obligation incurred by the Company as a result of any fraudulent and/or criminal act by any officer or director of the Company acting individually or collectively or in collusion with any individual or corporation or any other organization or party involved in the presentation, defense, settlement of any claim covered hereunder.

Savings Clause (Applicable only if the Reinsurer is domiciled in the State of New York): In no event shall coverage be provided to the extent that such coverage is not permitted under New York law.

E.

The term “Loss Adjustment Expense” as used herein shall mean expenses assignable to the investigation, appraisal, adjustment, settlement, litigation, defense and/or appeal of specific claims, regardless of how such expenses are classified for statutory reporting purposes. Loss Adjustment Expense shall include, but not be limited to, interest on judgments, expenses of outside adjusters, and a pro rata share of the salaries and expenses of the Company’s field employees according to the time occupied adjusting such losses and expenses of the Company’s officials incurred in connection with the losses, but excluding salaries of the Company’s officials and any normal overhead charges, and excluding Declaratory Judgment Expenses or other legal

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expenses and costs incurred in connection with coverage questions and legal actions connected thereto.

F.

The term “Declaratory Judgment Expense” as used herein shall mean the Company’s own costs and legal expense incurred in direct connection with declaratory judgment actions brought to determine the Company’s defense and/or indemnification obligations that are assignable to specific claims arising out of policies reinsured by this Agreement, regardless of whether the declaratory judgment action is considered successful or unsuccessful. Any Declaratory Judgment Expense will be deemed to have been incurred by the Company on the date of the original loss, if any, giving rise to the declaratory judgment action.

G.

The term “Gross Net Earned Premium Income” as used herein shall mean gross premiums earned during the period less cancellations and return premiums and less premiums paid for reinsurance, recoveries under which shall inure to the benefit of Reinsurers hereon.

H.

The term “Agreement Year” as used herein shall be defined as the period from 12:01 a.m., Local Standard Time at the location of the risk, June 1, 2009, until 12:01 a.m., Local Standard Time at the location of the risk, June 1, 2010. However, if this Agreement is terminated, Agreement Year as used herein shall mean the period from 12:01 a.m., Local Standard Time at the location of the risk, June 1, 2009 through the effective date of termination.

ARTICLE 7 -- NET RETAINED LINES

This Agreement applies only to that portion of any insurances or reinsurances covered by this Agreement which the Company retains net for its own account (prior to deduction of any underlying reinsurance), and in calculating the amount of any loss hereunder and also in computing the amount in excess of which this Agreement attaches, only loss or losses in respect of that portion of any insurances or reinsurances which the Company retains net for its own account shall be included.

It is understood and agreed that the amount of the Reinsurer’s liability hereunder in respect of any loss or losses shall not be increased by reason of the inability of the Company to collect from any other reinsurers, whether specific or general, any amounts which may have become due from them, whether such inability arises from the insolvency of such other reinsurers or otherwise.

ARTICLE 8 -- PREMIUM

An annual deposit premium of $550,000 shall be payable to Reinsurer in four equal quarterly installments of $137,500 at July 1, 2009, October 1, 2009, January 1, 2010 and April 1, 2010.

As soon as practicable following the expiration of this Agreement, the Company will calculate a premium at a rate of 0.393% of the Gross Net Earned Premium Income.

Should the premium so calculated exceed the deposit premium paid in accordance with the paragraphs above, the Company will immediately pay the Reinsurer the difference. Should the calculated premium be less than the deposit premium, the Reinsurer shall immediately return the difference, subject to a minimum premium of $440,000.

Should the Company elect to purchase run-off coverage in accordance with the TERM ARTICLE for business in force at the date of expiration or termination of this Agreement, it shall remit premium

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monthly at the rate above applied to its Gross Net Earned Premium Income within 30 days following each month.

ARTICLE 9 -- REINSTATEMENT

(Applicable only to SECTION A: PROPERTY of the RETENTION AND LIMIT ARTICLE)

In the event all or any portion of the reinsurance hereunder is exhausted by loss, the amount so exhausted shall be reinstated immediately from the time the Loss Occurrence commences. For each amount of limit reinstated the Company agrees to pay the Reinsurer an additional premium calculated at pro rata of 50% of the Reinsurer’s premium, being pro rata only as to the fraction of the face value of this Agreement (i.e., the fraction of $1,700,000) so reinstated. Nevertheless, the Reinsurer’s liability for losses hereunder shall never exceed $1,700,000 in respect of each and every Loss, each and every Risk, and shall be further limited to $3,400,000 in all during the term of this Agreement.

ARTICLE 10 -- NOTICE OF LOSS AND LOSS SETTLEMENTS

The Company shall notify the Reinsurer promptly of all claims which, in the opinion of the Company, may involve the Reinsurer, and of all subsequent developments regarding these claims which may materially affect the position of the Reinsurer. The notification shall be made in the form of a report, submitted no less frequently than on a quarterly basis, that details losses paid and the expected Ultimate Net Losses for each claim related to a Loss Occurrence subject to this Agreement.

All loss settlements made by the Company, provided they are within the terms of the Company’s original Policies and of this Agreement, shall be binding upon Reinsurer, and amounts falling to the share of Reinsurer shall be payable without delay upon reasonable evidence of the amount being given by the Company.

ARTICLE 11 -- SALVAGE AND SUBROGATION (BRMA 47E)

The Reinsurer shall be credited with salvage or subrogation recoveries (i.e., reimbursement obtained or recovery made by the Company, less loss adjustment expense incurred in obtaining such reimbursement or making such recovery) on account of claims and settlements involving reinsurance hereunder. Salvage thereon shall always be used to reimburse the excess carriers in the reverse order of their priority according to their participation before being used in any way to reimburse the Company for its primary loss. The Company hereby agrees to enforce its rights to salvage or subrogation relating to any loss, a part of which loss was sustained by the Reinsurer, and to prosecute all claims arising out of such rights.

ARTICLE 12 -- OFFSET (BRMA 36C)

The Company and the Reinsurer shall have the right to offset any balance or amounts due from one party to the other under the terms of the Agreement. The party asserting the right of offset may exercise such right any time whether the balances due are on account of premiums or losses or otherwise.

ARTICLE 13 -- UNAUTHORIZED REINSURANCE

(Applies only to a Reinsurer who does not qualify for full credit with any insurance regulatory authority having jurisdiction over the Company’s reserves.)

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As regards Policies or bonds issued by the Company coming within the scope of this Agreement, the Company agrees that when it shall file with the insurance regulatory authority or set up on its books reserves for unearned premium and losses covered hereunder which it shall be required by law to set up, it will forward to the Reinsurer a statement showing the proportion of such reserves which is applicable to the Reinsurer. The Reinsurer hereby agrees to fund such reserves in respect of unearned premium (including but not limited to, the unearned portion of any deposit premium installment), known outstanding losses that have been reported to the Reinsurer and allocated Loss Adjustment Expense relating thereto, and losses and allocated Loss Adjustment Expense paid by the Company but not recovered from the Reinsurer, including all case reserves plus any reasonable amount estimated to be unreported from known Loss Occurrences as shown in the statement prepared by the Company (hereinafter referred to as “Reinsurer’s Obligations”) by funds withheld, cash advances or a Letter of Credit. The Reinsurer shall have the option of determining the method of funding provided it is acceptable to the insurance regulatory authorities having jurisdiction over the Company’s reserves.

When funding by a Letter of Credit, the Reinsurer agrees to apply for and secure timely delivery to the Company of a clean, irrevocable and unconditional Letter of Credit issued by a bank and containing provisions acceptable to the insurance regulatory authorities having jurisdiction over the Company’s reserves in an amount equal to the Reinsurer’s proportion of said reserves. Such Letter of Credit shall be issued for a period of not less than one year, and shall be automatically extended for one year from its date of expiration or any future expiration date unless 30 days (60 days where required by insurance regulatory authorities) prior to any expiration date the issuing bank shall notify the Company by certified or registered mail that the issuing bank elects not to consider the Letter of Credit extended for any additional period.

The Reinsurer and Company agree that the Letters of Credit provided by the Reinsurer pursuant to the provisions of this Agreement may be drawn upon at any time, notwithstanding any other provision of this Agreement, and be utilized by the Company or any successor, by operation of law, of the Company including, without limitation, any liquidator, rehabilitator, receiver or conservator of the Company for the following purposes, unless otherwise provided for in a separate Trust Agreement:

(a)	to reimburse the Company for the Reinsurer’s Obligations, the payment of which is due under the terms of this Agreement and which has not been otherwise paid;

(b)	to make refund of any sum which is in excess of the actual amount required to pay the Reinsurer’s Obligations under this Agreement;

(c)

to fund an account with the Company for the Reinsurer’s Obligations. Such cash deposit shall be held in an interest bearing account separate from the Company’s other assets, and interest thereon not in excess of the prime rate shall accrue to the benefit of the Reinsurer;

(d)	to pay the Reinsurer’s share of any other amounts the Company claims are due under this Agreement.

In the event the amount drawn by the Company on any Letter of Credit is in excess of the actual amount required for (a) or (c), or in the case of (d), the actual amount determined to be due, the Company shall promptly return to the Reinsurer the excess amount so drawn. All of the foregoing shall be applied without diminution because of insolvency on the part of the Company or the Reinsurer.

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The issuing bank shall have no responsibility whatsoever in connection with the propriety of withdrawals made by the Company or the disposition of funds withdrawn, except to ensure that withdrawals are made only upon the order of properly authorized representatives of the Company.

At annual intervals, or more frequently as agreed but never more frequently than quarterly, the Company shall prepare a specific statement of the Reinsurer’s Obligations, for the sole purpose of amending the Letter of Credit, in the following manner:

(a)

If the statement shows that the Reinsurer’s Obligations exceed the balance of credit as of the statement date, the Reinsurer shall, within 30 days after receipt of notice of such excess, secure delivery to the Company of an amendment to the Letter of Credit increasing the amount of credit by the amount of such difference.

(b)

If, however, the statement shows that the Reinsurer’s Obligations are less than the balance of credit as of the statement date, the Company shall, within 30 days after receipt of written request from the Reinsurer, release such excess credit by agreeing to secure an amendment to the Letter of Credit reducing the amount of credit available by the amount of such excess credit.

ARTICLE 14 -- TAXES

The Company will be liable for taxes (except Federal Excise Tax) on premiums reported to the Reinsurer hereunder.

Federal Excise Tax applies only to those Reinsurers, excepting Underwriters at Lloyd’s London and other Reinsurers exempt from the Federal Excise Tax, who are domiciled outside the United States of America.

The Reinsurer has agreed to allow for the purpose of paying the Federal Excise Tax the applicable percentage of the premium payable hereon (as imposed under Section 4371 of the Internal Revenue Code) to the extent such premium is subject to Federal Excise Tax.

In the event of any return of premium becoming due hereunder, the Reinsurer will deduct the applicable percentage from the return premium payable hereon, and the Company or its agent should take steps to recover the Tax from the United States Government.

ARTICLE 15 -- CURRENCY

The currency to be used for all purposes of this Agreement shall be United States of America currency.

ARTICLE 16 -- DELAY, OMISSION OR ERROR

Any inadvertent delay, omission or error shall not be held to relieve either party hereto from any liability which would attach to it hereunder if such delay, omission or error had not been made, providing such delay, omission or error is rectified upon discovery.

ARTICLE 17 -- ACCESS TO RECORDS

The Reinsurers or their designated representatives shall have free access at any reasonable time to view and/or copy all records of the Company which pertain in any way to this Agreement. This article shall survive termination and remain in force as long as any liability remains under this Agreement.

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ARTICLE 18 -- ARBITRATION (BRMA 6J)

As a condition precedent to any right of action hereunder, in the event of any dispute or difference of opinion hereafter arising with respect to this Contract, it is hereby mutually agreed that such dispute or difference of opinion shall be submitted to arbitration. One Arbiter shall be chosen by the Company, the other by the Reinsurer, and an Umpire shall be chosen by the two Arbiters before they enter upon arbitration, all of whom shall be active or retired disinterested executive officers of insurance or reinsurance companies or Lloyd’s London Underwriters. In the event that either party should fail to choose an Arbiter within thirty (30) days following a written request by the other party to do so, the requesting party may choose two Arbiters who shall in turn choose an Umpire before entering upon arbitration. If the two Arbiters fail to agree upon the selection of an Umpire within thirty (30) days following their appointment, each Arbiter shall nominate three candidates within ten (10) days thereafter, two of whom the other shall decline, and the decision shall be made by drawing lots.

Each party shall present its case to the Arbiters within thirty (30) days following the date of appointment of the Umpire. The Arbiters shall consider this Contract as an honorable engagement rather than merely as a legal obligation and they are relieved of all judicial formalities and may abstain from following the strict rules of law. The decision of the Arbiters shall be final and binding on both parties; but failing to agree, they shall call in the Umpire and the decision of the majority shall be final and binding upon both parties. Judgment upon the final decision of the Arbiters may be entered in any court of competent jurisdiction.

If more than one reinsurer is involved in the same dispute, all such reinsurers shall constitute and act as one party for purposes of this Article and communications shall be made by the Company to each of the reinsurers constituting one party, provided, however, that nothing herein shall impair the rights of such reinsurers to assert several, rather than joint, defenses or claims, nor be construed as changing the liability of the reinsurers participating under the terms of this Contract from several to joint.

Each party shall bear the expense of its own Arbiter, and shall jointly and equally bear with the other the expense of the Umpire and of the arbitration. In the event that the two Arbiters are chosen by one party, as above provided, the expense of the Arbiters, the Umpire and the arbitration shall be equally divided between the two parties.

Any arbitration proceedings shall take place at a location mutually agreed upon by the parties to this Contract, but notwithstanding the location of the arbitration, all proceedings pursuant hereto shall be governed by the law of the state in which the Company has its principal office.

ARTICLE 19 -- SERVICE OF SUIT

It is agreed that in the event of the failure of the Reinsurers hereon to pay any amount claimed to be due hereunder, the Reinsurers hereon, at the request of the Company, will submit to the jurisdiction of a Court of competent jurisdiction within the United States. Nothing in this Article constitutes or should be understood to constitute a waiver of Reinsurers’ rights to commence an action in any Court of competent jurisdiction in the United States, to remove an action to a United States District Court, or to seek a transfer of a case to another Court as permitted by the laws of the United States or of any State in the United States. It is further agreed that service of process in such suit may be made upon Messrs Mendes and Mount, 750 Seventh Avenue, New York, New York 10019-6829, and that in any suit instituted against any one of them upon this Agreement, Reinsurers will abide by the final decision of such Court or of any Appellate Court in the event of an appeal.

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The above-named are authorized and directed to accept service of process on behalf of Reinsurers in any such suit and/or upon the request of the Company to give a written undertaking to the Company that they will enter a general appearance upon the Reinsurers’ behalf in the event such a suit shall be instituted.

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Further, pursuant to any statute of any state, territory or district of the United States which makes provision therefore, Reinsurers hereon hereby designate the Superintendent, Commissioner or Director of Insurance or other officer specified for that purpose in the statute, or his successor or successors in office, as their true and lawful attorney upon whom may be served any lawful process in any action, suit or proceeding instituted by or on behalf of the Company or any beneficiary hereunder arising out of this Agreement of insurance (or reinsurance), and hereby designate the above-named as the person to whom the said officer is authorized to mail such process or a true copy thereof.

ARTICLE 20 -- INSOLVENCY

In the event of the insolvency of the Company, the reinsurance under this Agreement shall be payable by the Reinsurer to the Company or its liquidator, receiver or statutory successor on the basis of the claims allowed under the original Policy or Policies reinsured, without diminution because of the insolvency of the Company, except as provided by Section 4118 (a)(1)(A) of the New York Insurance Law, provided the conditions of 1114(c) of such law have been met, if New York law applies, or except (a) where this Agreement specifically provides another payee for such insurance in the event of the insolvency of the Company or (b) where a Reinsurer(s) subscribing a participation hereunder with the consent of the original insured or insureds, has assumed such policy obligations of the Company to such payees.

If the Company should become insolvent, then the liquidator, receiver or statutory successor of the Company shall give written notice to the Reinsurer of the pendency of any claim against the Company which is likely to produce a loss under this Agreement within a reasonable time after such claim is filed in the insolvency proceeding; during the pendency of such claim, the Reinsurer under this Agreement may investigate such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated, any defense or defenses which the Reinsurer may deem available to the Company or its liquidator or receiver or statutory successor. The expense thus incurred by the Reinsurer shall be chargeable, subject to court approval, against the insolvent Company as part of the expense of liquidation to the extent of the benefit which may accrue to the Company solely as a result of the defense undertaken by the Reinsurer.

If those Reinsurers subscribing a majority participation in this Agreement elect to interpose defense to a claim, the expense shall be apportioned in accordance with the terms of this Agreement as though such expenses had been incurred by the Company.

Should the Company go into liquidation or should a receiver be appointed, the Reinsurer shall be entitled to deduct from any sums which may be due or may become due to the Company under this Agreement, any sums which are due to the Reinsurer by the Company under this Agreement and which are due at a fixed or stated date, as well as any other sums due to the Reinsurer which are permitted to be offset under applicable law.

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ARTICLE 21 -- THIRD PARTY RIGHTS (BRMA 52C)

This Agreement is solely between the Company and the Reinsurer, and in no instance shall any other party have any rights under this Agreement except as expressly provided otherwise in the INSOLVENCY ARTICLE.

ARTICLE 22 -- SEVERABILITY

If any provision of this Agreement shall be rendered illegal or unenforceable by the laws, regulations or public policy of any state, such provision shall be considered void in such state, but this shall not affect the validity or enforceability of any other provision of this Agreement or the enforceability of such provision in any other jurisdiction.

ARTICLE 23 -- CONFIDENTIALITY

For a period of three years following the termination or expiration of this Agreement, the contracting parties undertake to regard the terms of this Agreement (and any confidential, proprietary information relating thereto provided in writing to such other party) as confidential, with the parties to effect the same prudence and care afforded by such party to its own confidential, proprietary information. Each party further agrees that it shall not disclose any of such information to any third party without the prior written consent of the other party or except as may be required by applicable law or regulation, or by legal process (including without limitation as may be required by United States Federal tax law or regulation), or to the auditors, professional advisors, accountants, retrocessionaires, related managing general agents, directors or officers of such party with a reasonable need to know such information. Except as expressly set forth above, the parties agree and acknowledge that this Article is not intended to restrict or limit the conduct of the other party’s current or proposed business.

ARTICLE 24 -- ENTIRE AGREEMENT (BRMA 74B)

This Agreement constitutes the entire agreement between the parties. In no event shall this Agreement provide any guarantee of profit, directly or indirectly, from the Reinsurer to the Company or from the Company to the Reinsurer. This Agreement may be clarified, amended or modified only by written agreement signed by both parties. Such written agreement shall become part of this Agreement.

ARTICLE 25 -- LAW AND JURISDICTION

This Agreement shall be governed by the laws of the State of Florida and shall be subject to the jurisdiction of the courts of the United States of America (subject to the provisions of the SERVICE OF SUIT ARTICLE).

ARTICLE 26 -- INTERMEDIARY

BMS Intermediaries Inc., is hereby recognized as the Intermediary negotiating this Agreement for all business hereunder. All communications (including but not limited to notices, statements, premiums, return premiums, commissions, taxes, losses, Loss Adjustment Expense, salvages and loss settlements) relating thereto shall be transmitted to the Company or the Reinsurer through BMS Intermediaries Inc., 5005 LBJ Freeway, Suite 700, Dallas, Texas 75244. Payments by the Company to the Intermediary shall be deemed to constitute payment to the Reinsurer. Payments by the Reinsurer to the Intermediary shall be deemed only to constitute payment to the Company to the extent that such payments are actually received by the Company.

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ARTICLE 27 -- MODE OF EXECUTION

Whenever a notice, statement, report or any other written communication is required by this Agreement, unless otherwise specified, such notice, statement, report or other written communication may be transmitted by certified or registered mail, nationally or internationally recognized express delivery service, personal delivery, electronic mail, or facsimile. With the exception of notices of termination, first class mail is also acceptable.

The use of any of the following shall constitute a valid execution of this Agreement or any amendments thereto:

A.	Paper documents with an original ink signature;

B.	Facsimile or electronic copies of paper documents showing an original ink signature; and/or

C.

Electronic records with an electronic signature made via an electronic agent. For the purposes of this Agreement, the terms “electronic record,” “electronic signature” and “electronic agent” shall have the meanings set forth in the Electronic Signatures in Global and National Commerce Act of 2000 or any amendments thereto.

This Agreement may be executed in one or more counterparts, each of which, when duly executed, shall be deemed an original.

Signed in St. Petersburg, Florida, this                  day of                                                          , 2009.

For and on behalf of the Company

UNITED PROPERTY AND CASUALTY INSURANCE COMPANY

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NUCLEAR INCIDENT EXCLUSION CLAUSE - PHYSICAL-DAMAGE - REINSURANCE - U.S.A.

1.

This Contract does not cover any loss or liability accruing to the Reassured, directly or indirectly, and whether as Insurer or Reinsurer, from any Pool of Insurers or Reinsurers formed for the purpose of covering Atomic or Nuclear Energy risks.

2.

Without in any way restricting the operation of paragraph (1) of this Clause, this Contract does not cover any loss or liability accruing to the Reassured, directly or indirectly and whether as Insurer or Reinsurer, from any insurance against Physical Damage (including business interruption or consequential loss arising out of such Physical Damage) to:

I.	Nuclear reactor power plants including all auxiliary property on the site, or

II.	Any other nuclear reactor, installation, including laboratories handling radioactive materials in connection with reactor installations, and “critical facilities” as such, or

III.

Installations for fabricating complete fuel elements or for processing substantial quantities of “special nuclear material,” and for reprocessing, salvaging, chemically separating, storing or disposing of “spent” nuclear fuel or waste materials, or

IV.	Installations other than those listed in paragraph (2) III above using substantial quantities of radioactive isotopes or other products of nuclear fission.

3.

Without in any way restricting the operation of paragraphs (1) and (2) hereof, this Contract does not cover any loss or liability by radioactive contamination accruing to the Reassured, directly or indirectly, and whether as Insurer or Reinsurer, from any insurance on property which is on the same site as a nuclear reactor power plant or other nuclear installation and which normally would be insured therewith except that this paragraph (3) shall not operate.

(a)	where Reassured does not have knowledge of such nuclear reactor power plant or nuclear installation, or

(b)

where the said insurance contains a provision excluding coverage for damage to property caused by or resulting from radioactive contamination, however caused. However, on and after 1st January, 1960 this sub-paragraph (b) shall only apply provided the said radioactive contamination exclusion provision has been approved by the Governmental Authority having jurisdiction thereof.

4.

Without in any way restricting the operation of paragraphs (1), (2) and (3) hereof, this Contract does not cover any loss or liability by radioactive contamination accruing to the Reassured, directly or indirectly, and whether as Insurer or Reinsurer, when such radioactive contamination is a named hazard specifically insured against.

5.	It is understood and agreed that this Clause shall not extend to risks using radioactive isotopes in any form where the nuclear exposure is not considered by the Reassured to be the primary hazard.

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6.	The term “special nuclear material” shall have the meaning given it in the Atomic Energy Act of 1954 or by any law amendatory thereof.

7.	Reassured to be sole judge of what constitutes:

(a)	substantial quantities, and

(b)	the extent of installation, plant or site.

Note - Without in any way restricting the operation of paragraph (I) hereof, it is understood and agreed that

(a)

all policies issued by the Reassured on or before 31st December 1957 shall be free from the application of the other provisions of this Clause until expiry date or 31st December 1960 whichever first occurs whereupon all the provisions of this Clause shall apply.

(b)

with respect to any risk located in Canada policies issued by the Reassured on or before 31st December 1958 shall be free from the application of the other provisions of this Clause until expiry date or 31st December 1960 whichever first occurs whereupon all the provisions of this Clause shall apply.

In accordance with NMA 1119 (12/12/57)

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TERRORISM EXCLUSION

Notwithstanding any provision to the contrary within this reinsurance agreement or any endorsement thereto, it is agreed that this reinsurance agreement excludes loss, damage, cost, or expense directly or indirectly caused by, contributed to by, resulting from, or arising out of or in connection with any act of terrorism, as defined herein, regardless of any other cause or event contributing concurrently or in any other sequence to the loss.

An act of terrorism includes any act, or preparation in respect of action, or threat of action designed to influence the government de jure or de facto of any nation or any political division thereof, or in pursuit of political, religious, ideological, or similar purposes to intimidate the public or a section of the public of any nation by any person or group(s) of persons whether acting alone or on behalf of or in connection with any organization(s) or government(s) de jure or de facto, and which:

(i)	involves violence against one or more persons; or

(ii)	involves damage to property; or

(iii)	endangers life other than that of the person committing the action; or

(iv)	creates a risk to health or safety of the public or a section of the public; or

(v)	is designed to interfere with or to disrupt an electronic system.

This reinsurance agreement also excludes loss, damage, cost, or expense directly or indirectly caused by, contributed to by, resulting from, or arising out of or in connection with any action in controlling, preventing, suppressing, retaliating against, or responding to any act of terrorism.

Notwithstanding the above and subject otherwise to the terms, conditions, and limitations of this reinsurance agreement in respect only of personal lines this reinsurance agreement will pay actual loss or damage (but not related cost or expense) caused by any act of terrorism provided such act is not directly or indirectly caused by, contributed to by, resulting from, or arising out of or in connection with biological, chemical, or nuclear pollution or contamination.

19/12/01

NMA2930B

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INTERESTS AND LIABILITIES CONTRACT

in respect of the

MULTIPLE LINE PER RISK

EXCESS OF LOSS REINSURANCE AGREEMENT

between

UNITED PROPERTY AND CASUALTY INSURANCE COMPANY

St. Petersburg, Florida

(hereinafter referred to as the “Company”)

and

XYZ REINSURANCE COMPANY

(hereinafter referred to as the “Subscribing Reinsurer”)

It is hereby agreed by and between the Company, of the one part, and the Subscribing Reinsurer, of the other part, that the Subscribing Reinsurer subscribes a X% share of the Interests and Liabilities of the Reinsurer as set forth in the MULTIPLE LINE PER RISK EXCESS OF LOSS REINSURANCE AGREEMENT effective June 1, 2009.

The share(s) of the Subscribing Reinsurer in the Interests and Liabilities of the Reinsurer in respect of the said Agreement shall be separate and apart from the shares of the other reinsurers subscribing to the said Agreement, and the Interests and Liabilities of the Subscribing Reinsurer shall not be joint with those of the other reinsurers, and the Subscribing Reinsurer in no event shall participate in the Interests and Liabilities of the other reinsurers subscribing hereon.

IN WITNESS WHEREOF, the Subscribing Reinsurer hereto has caused this Interest and Liabilities Contract to be executed by its duly authorized officer:

Signed in Anytown, Anystate, this                              day of                                                                      , 2009.

XYZ REINSURANCE COMPANY

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